Exhibit 99.1

Press Release	Source: Conolog Corporation

Conolog Reports Results for Fiscal Quarter Ended April 30, 2006

Wednesday June 14, 1:45 pm ET

SOMERVILLE, N.J., June 14 /PRNewswire-FirstCall/ -- Conolog Corporation (Nasdaq: CNLG - News) announced today the financial results for the three months ended April 30, 2006.

The Company reported total revenues of $72,462 for the fiscal quarter ended April 30, 2006, a net decrease of $392,266 compared to the fiscal quarter ended April 30, 2005.

Selling, general and administrative expenses increased by $389,533 for the three-month period ended April 30, 2006 as compared to the three-month period ended April 30, 2005. The Company attributes this increase to research and development costs related to the new CM-100 product being introduced this Fall.

As a result of the foregoing, for the three months ended April 30, 2006, the Company reported a net loss from continuing operations of $772,419 or ($0.10) per share compared to a loss of $391 or $0.00 per share for the three months ended April 30, 2005.

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and manufactures electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company's INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Contact: Conolog Corporation: Robert Benou, Chairman, 908/722-8081; National Financial Network, Geoffrey Eiten, Investor Relations; 781/444-6100, ext. 613 or email geiten@nfnonline.com, or visit http://www.nfnonline.com/cnlg.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Source: Conolog Corporation